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                                                                    EXHIBIT 21.1



                          SUBSIDIARIES OF NATROL, INC.

                  Natrol Products, Inc. ( Delaware Corporation)
                Natrol Acquisition, Inc. (California Corporation)
                Natrol Real Estate, Inc. (California Corporation)
              Natrol Real Estate, Inc. II (California Corporation)
                Prolab Nutrition, Inc. (Connecticut Corporation)